EXHIBIT (4)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this 10th day of December 2018, by and between Eaton Vance California Municipal Bond Fund (the “Acquiring Fund”), a Massachusetts business trust, and Eaton Vance California Municipal Bond Fund II (the “Acquired Fund” and with the Acquiring Fund, the “Funds”), each a Massachusetts business trust.

WITNESSETH

WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as closed-end management investment companies;

WHEREAS, the Funds desire to provide for the reorganization of the Acquired Fund through the merger of the Acquired Fund into a wholly-owned subsidiary (the “Merger Subsidiary”) of the Acquiring Fund, followed by a merger of the Merger Subsidiary into the Acquiring Fund, in the manner set forth herein;

WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.                   Definitions

1.1                                        The term “1933 Act” shall mean the Securities Act of 1933, as amended.

1.2                                        The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3                                        The term “Agreement” shall mean this Agreement and Plan of Reorganization.

1.4                                        The term “Assumed Liabilities” shall mean all liabilities, expenses, costs, charges and receivables of the Acquired Fund as of the Close of Trading on the New York Stock Exchange on the Valuation Date.

1.5                                        The term “By-Laws” shall mean (i) with respect to the Acquiring Fund, the By-Laws of Eaton Vance California Municipal Bond Fund; (ii) with respect to the Acquired Fund, the By-Laws of Eaton Vance California Municipal Bond Fund II, each as subsequently amended, supplemented, amended and restated or otherwise revised from time to time.

1.6                                        The term “Business Day” shall mean any day that the New York Stock Exchange is open.

1.7                                        The term “Close of Trading on the NYSE” shall mean the close of regular trading on the NYSE, which is usually 4:00 p.m. Eastern time.

1.8                                        The term “Closing” shall mean the closing of the transaction contemplated by this Agreement.

1.9                                        The term “Closing Date” shall mean December 14, 2018, provided all necessary approvals have been received, or such other date as may be agreed by the parties on which the Closing is to take place.

1.10                                     The term “Commission” shall mean the Securities and Exchange Commission.

1.11                                     The term “Custodian” shall mean State Street Bank and Trust Company.

1.12                                     The term “Declaration of Trust” shall mean, (i) with respect to the Acquiring Fund, the Agreement and Declaration of Trust of Eaton Vance California Municipal Bond Fund and (ii) with respect to the Acquired Fund, the Agreement and Declaration of Trust of Eaton Vance California Municipal Bond Fund II, each as subsequently amended, supplemented, amended and restated or otherwise revised from time to time.

1.13                                        The term “Delivery Date” shall mean the date contemplated by Section 3.3 of this Agreement.

1.14                                     The term “IMTP” shall mean the Institutional MuniFund Term Preferred Shares issued by Acquired Fund and outstanding as of the Closing Date.

1.15                                     The term “Merger Subsidiary” shall mean a wholly-owned Delaware limited liability company of the Acquiring Fund that is registered as an investment company under the 1940 Act.

1.16                                     The term “Acquired Fund N-14” shall mean the Acquiring Fund registration statement on Form N-14, including a Proxy Statement/Prospectus as may be amended, that describes the transactions contemplated by this Agreement and registers the Acquiring Fund Merger Shares to be issued in connection with this transaction.

1.17                                     The term “Acquiring Fund Merger Shares” shall have the meaning given in Section 4.1 of this Agreement.

1.18                                     The term “NYSE” shall mean the New York Stock Exchange.

1.19                                     The term “Proxy Statement” shall mean the Proxy Statement/Prospectus furnished to the Acquired Fund’s shareholders in connection with this transaction.

1.20                                     The term “Securities List” shall mean the list of those securities and other assets owned by the Acquired Fund on the Delivery Date.

1.21                                     The term “Valuation Date” shall mean the day of the Closing Date.

2.                 Transfer and Exchange of Assets

2.1                                        Reorganization of the Acquired Fund. At the Closing, pursuant to Delaware’s merger statute and subject to the requisite approval of the shareholders and the terms and conditions set forth herein, the Acquired Fund shall transfer all of the assets and assign all Assumed Liabilities to the Merger Subsidiary, and the Merger Subsidiary shall acquire such assets and shall assume such Assumed Liabilities upon delivery by the Merger Subsidiary to the Acquired Fund on the Closing Date of common shares of the Acquiring Fund (including cash in lieu of fractional shares if applicable) having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.3. Upon delivery of the assets, the Merger Subsidiary will receive good and marketable title thereto free and clear of all liens. Immediately after the Closing, the Merger Subsidiary will merge with and into the Acquiring Fund, with the Merger Subsidiary distributing its assets to the Acquiring Fund, and the Acquiring Fund will assume the liabilities of the Merger Subsidiary, all upon the terms and conditions hereinafter set forth in this Agreement (the “Liquidation Merger”). It is intended that the exchange of assets and liabilities between the Merger Subsidiary and the Acquired Fund contemplated in this paragraph, along with the distributions described in Section 4.1 shall constitute a merger of the Acquired Fund into the Merger Subsidiary for purposes of the Delaware Limited Liability Company Act (the “Act”), and such merger shall be completed in accordance with the applicable provisions of the Act, including Section 18-209 thereof. It is further intended that the exchange of assets and liabilities between the Merger Subsidiary and the Acquiring Fund contemplated in this paragraph shall constitute a merger of the Merger Subsidiary into the Acquiring Fund for purposes of the Act, and such merger shall be completed in accordance with the applicable provisions of the Act, including Section 18-209 thereof.

2.2                                        IMTP Redemption. In conjunction with the foregoing, at the Closing, the Acquiring Fund shall pay to the Acquired Fund cash consideration equal in value to the aggregate liquidation preference of any IMTP of the Acquired Fund that are then outstanding, plus any accumulated unpaid dividends or other distributions. The Acquired Fund shall use such cash consideration exclusively to redeem all outstanding IMTP.

2.3                                        Computation of Net Asset Value. The net asset value per share of the Acquiring Fund Merger Shares and the net value of the assets of the Acquired Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the Acquiring Fund Merger Shares shall be determined pursuant to the regular procedures of the investment adviser on behalf of the Funds. In determining the value of the securities transferred by the Acquired Fund to the Acquiring Fund, the value of such assets shall be determined pursuant to the regular procedures of the investment adviser on behalf of the Funds.

3.                   Closing Date, Valuation Date and Delivery

3.1                                        Closing Date. The Closing shall be at the offices of Eaton Vance Management, Two International Place, Boston, MA 02110 immediately after the close of business on the Closing Date. All acts taking place at Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed in writing by the parties.

3.2                                        Valuation Date. Pursuant to Section 2.3, the net value of the assets of the Acquired Fund and the net asset value per share of the Acquiring Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The stock transfer books of the Acquired Fund will be permanently closed, and sales of shares of the Acquired Fund shall be suspended, as of the close of business of the Acquired Fund on the Valuation Date.

In the event that trading on the NYSE or on another exchange or market on which securities held by the Acquired Fund are traded shall be disrupted on the Valuation Date so that, in the judgment of the Acquired Fund, accurate appraisal of the net assets of the Acquired Fund to be transferred hereunder is impracticable, the Valuation Date shall be postponed until the first Business Day after the day on which trading on such exchange or in such market shall, in the judgment of the Funds, have been resumed without disruption. In such event, the Closing Date shall also be postponed.

3.3                                        Delivery of Assets. After the close of business on the Valuation Date, the Acquired Fund shall issue instructions providing for the delivery of all of its assets to the Custodian to be held for the account of the Merger Subsidiary, effective as of the Closing. The Acquiring Fund may inspect such securities at the offices of the Custodian prior to the Valuation Date.

4.                   The Acquired Fund’s Distributions and Termination

4.1                                        As soon as reasonably practicable after the Closing Date, the Acquired Fund shall pay or make provisions for the payment of all of its debts and taxes and distribute all remaining assets, if any, to shareholders of the Acquired Fund, and the Acquired Fund shall thereafter be terminated under Massachusetts law.

At, or as soon as may be practicable following, the Closing Date, the Acquired Fund shall distribute the shares it received from the Merger Subsidiary (the “Acquiring Fund Merger Shares”) and any cash received from the Merger Subsidiary in lieu of fractional shares to the common shareholders of the Acquired Fund and shall instruct the Acquiring Fund as to the amount of the pro rata interest of the Acquired Fund’s common shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for the Acquired Fund), to be registered on the books of the Acquiring Fund, in full Acquiring Fund Merger Shares, in the name of each such shareholder, and the Acquiring Fund agrees promptly to transfer the Acquiring Fund Merger Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund’s shareholders in accordance with said instruction. Each shareholder of the Acquired Fund shall receive the Acquiring Fund Merger Shares. All issued and outstanding shares of the Acquired Fund shall thereupon be canceled on the books of the Acquired Fund. The Acquiring Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct.

5.                   The Acquired Fund’s Securities

On the Delivery Date, the Acquired Fund shall deliver the Securities List and tax records. Such records shall be made available to the Acquiring Fund prior to the Closing Date for inspection by the Treasurer (or his or her designee). Notwithstanding the foregoing, it is expressly understood that the Acquired Fund may hereafter until the close of business on the Valuation Date sell any securities owned by it in the ordinary course of its business as a closed-end, management investment company.

6.                   Liabilities and Expenses

The Acquiring Fund shall acquire all liabilities of the Acquired Fund, whether known or unknown, or contingent or determined. The Acquired Fund will discharge all known liabilities, so far as may be possible, prior to the Closing Date. The Acquired Fund shall bear the expenses of carrying out this Agreement, provided that any costs of portfolio repositioning are to be borne by the Fund that directly incurs them.

7.                   The Acquiring Fund and the Acquired Fund’s Representations and Warranties

The Acquiring Fund and the Acquired Fund each hereby represents, warrants and agrees as to itself (and in the case of the Acquiring Fund, as to the Merger Subsidiary) as follows:

7.1                                        Legal Existence. The Funds are each a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Each Fund is authorized to issue an unlimited number of shares of beneficial interest.

7.2                                        Registration under 1940 Act. Each Fund is duly registered as a closed-end management investment company under the 1940 Act and such registrations are in full force and effect.

7.3                                        Financial Statements. The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of the Funds dated September 30, 2018 and March 31, 2018, fairly present the financial condition of the Funds as of said dates in conformity with generally accepted accounting principles.

7.4                                        No Contingent Liabilities. There are no known contingent liabilities of the Funds not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of the Acquired Fund threatened, against the Acquired Fund or to the knowledge of the Acquiring Fund threatened against the Acquiring Fund which would materially affect its financial condition.

7.5                                        Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of the Funds by vote taken at a meeting of such Board duly called and held on April 24-25, 2018. No approval of the shareholders of the Acquiring Fund is required in connection with this Agreement or the transaction contemplated hereby. The Agreement has been executed and delivered by a duly authorized officer of the Acquired Fund and the Acquiring Fund and is a valid and legally binding obligation of the Funds enforceable in accordance with its terms.

7.6                                        No Material Violations. The Funds are not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of the Declaration of Trust or By-Laws, as may be amended, of the Funds or of any agreement, indenture, instrument, contract, lease or other undertaking to which the a Fund is a party or by which they are bound.

7.7                                        Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on the Funds, each of the Funds has filed or will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due. Each Fund has elected to be treated as a “regulated investment company” for federal tax purposes, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

7.8                                        Good and Marketable Title. On the Closing Date, the Acquired Fund will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, and full right, power and authority to sell, assign, transfer and deliver such assets and shall deliver such assets to the Merger Subsidiary. Upon delivery of such assets, the Merger Subsidiary will receive good and marketable title to such assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities, except as to adverse claims under Article 8 of the Uniform Commercial Code of which the Merger Subsidiary and the Acquiring Fund has notice and necessary documentation at or prior to the time of delivery.

7.9                                        The Acquiring Fund Registration Statement Not Misleading. The Acquiring Fund’s registration statement conforms on the date of the Agreement, and will conform on the date of the Proxy Statement and the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

7.10                                     Proxy Statement. The Proxy Statement delivered to the Acquired Fund’s shareholders in connection with this transaction (both at the time of delivery to such shareholders in connection with the meeting of shareholders and at all times subsequent thereto and including the Closing Date) in all material respects, conforms to the applicable requirements of the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated thereon or necessary to make statements therein, in light of the circumstances under which they were made, not materially misleading.

7.11                                     Books and Records. The Funds have maintained all records required under Section 31 of the 1940 Act and rules thereunder.

8.                   Conditions Precedent to Closing

The obligations of the parties hereto shall be conditioned on the following:

8.1                                        Representations and Warranties. The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.

8.2                                        Shareholder Approval. The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the shareholders of the Acquired Fund in accordance with the 1940 Act and the Acquired Fund’s Declaration of Trust and By-Laws, each as amended.

8.3                                        Pending or Threatened Proceedings. On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.4                                        Registration Statement. The Acquired Fund’s N-14 shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of the Acquired Fund’s N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act. The Proxy Statement has been delivered to each shareholder of record of the Acquired Fund as of August 24, 2018 in accordance with the provisions of the 1934 Act and the rules thereunder.

8.5                                        Declaration of Dividend. The Acquired Fund shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Acquired Fund’s shareholders all of (a) the Acquired Fund’s investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) (b) its net capital gain (after reduction for any capital loss carryforward) and (c) the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code, in each case, for the taxable period of the Acquired Fund ending on the Closing Date and, if still timely under Section 855 of the Code, the prior taxable year.

8.6                                        State Securities Laws. The parties shall have received all permits and other authorizations necessary, if any, under state securities laws to consummate the transactions contemplated herein.

8.7                                        Performance of Covenants. Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.

8.8                                        Due Diligence. The Acquiring Fund shall have had reasonable opportunity to have its officers and agents review the records of the Acquired Fund.

8.9                                        No Material Adverse Change. From the date of this Agreement, through the Closing Date, there shall not have been:

•                               any change in the business, results of operations, assets or financial condition or the manner of conducting the business of the Funds (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

•                               any loss (whether or not covered by insurance) suffered by either Fund materially and adversely affecting either Fund, other than depreciation of securities;

•                               issued by either Fund to any person any option to purchase or other right to acquire shares of any class of the Acquired Fund or the Acquiring Fund Merger Shares (other than in the ordinary course of the Acquired Fund’s business as a closed-end management investment company);

•                               any indebtedness incurred by the Acquired Fund or the Acquiring Fund for borrowed money or any commitment to borrow money entered into by the Acquired Fund or the Acquiring Fund except as permitted in the relevant Fund’s registration statement and disclosed in financial statements required to be provided under this Agreement;

•                               any amendment to the Declaration of Trust or By-Laws of the Acquired Fund or the Acquiring Fund that will adversely affect the ability of either Fund to comply with the terms of this Agreement; or

•                               any grant or imposition of any lien, claim, charge or encumbrance upon any asset of the Acquired Fund except as provided in the Acquired Fund’s registration statement, so long as it will not prevent the Acquired Fund from complying with Section 7.8.

8.10                                     Lawful Sale of Shares. On the Closing Date, the Acquiring Fund Merger Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable, and conform in all substantial respects to the description thereof contained in the Acquiring

Fund Proxy Statement furnished to the Acquired Fund’s shareholders and the Acquiring Fund Merger Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Acquired Fund’s registration statement and will be offered and sold in compliance with all applicable state securities laws.

8.11                                     Documentation and Other Actions. The Funds shall have executed such documents and shall have taken such other actions, if any, as reasonably requested to fully effectuate the transactions contemplated hereby.

8.12                                     Listing. The Acquiring Fund Merger Shares shall have been accepted for listing by NYSE American.

8.13                                     Opinion. The Acquiring Fund and the Acquired Fund shall have obtained an opinion of counsel, dated as of the Closing Date (which opinion will be subject to certain qualifications), addressed to each Fund, and based upon such representations of the parties as reasonably requested and the existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules, and court decisions, that the reorganization set forth in this Agreement will qualify as a reorganization as described in Section 368(a) of the Code.

9.                   Addresses

All notices required or permitted to be given under this Agreement shall be given in writing to the Funds, as applicable, Two International Place, Boston, MA 02110 (Attention: Chief Legal Officer), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

10.               Termination

This Agreement may be terminated by either party to this Agreement upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Sections 7 hereof have not been performed or do not exist on or before April 30, 2019. In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees or shareholders) shall have any liability to the other.

11.               Miscellaneous

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. The Funds represent that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein. Each Fund represents that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original. Whenever used herein, the use of any gender shall include all genders. In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

12.               Amendments

At any time prior to or after approval of this Agreement by the Acquired Fund’s shareholders (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing); provided, however, that following shareholder approval, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Merger Shares to be received by Acquired Fund shareholders under this Agreement to the detriment of such shareholders without their further approval. The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.               Massachusetts Business Trust

References in this Agreement to the Acquired Fund or the Acquiring Fund mean and refer to the trustees from time to time, serving under its Declaration of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses. It is expressly agreed that the obligations of the Acquired Fund or the Acquiring Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Funds personally, but bind only the trust property of the applicable Fund as provided in said Declaration of Trust. The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of the Funds, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the applicable Fund as provided in such Fund’s Declaration of Trust.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their officers thereunto duly authorized, as of the day and year first above written.

ATTEST:

EATON VANCE CALIFORNIA MUNICIPAL BOND FUND II

By:	/s/ Maureen A. Gemma
Maureen A. Gemma, Secretary

EATON VANCE CALIFORNIA MUNICIPAL BOND FUND

By:	/s/ Deidre E. Walsh
Deidre E. Walsh, Assistant Secretary